Exhibit 3.4

BOREALIS FOODS INC. EQUITY INCENTIVE PLAN

February 7, 2024

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Table of Contents

(continued)

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BOREALIS FOODS INC.
EQUITY INCENTIVE PLAN

Borealis Foods Inc. (the “Corporation”) hereby establishes an Equity Incentive Plan for certain qualified officers, employees and Consultants (as defined herein) and non-employee directors, providing ongoing services to the Corporation and/or its Subsidiaries (as defined herein) that can have a significant impact on the Corporation’s long-term results.

Article 1
DEFINITIONS

1.1	Definitions

Where used herein or in any amendments hereto or in any communication required or permitted to be given hereunder, the following terms shall have the following meanings, respectively, unless the context otherwise requires:

“Affiliate” means any corporation, partnership or other entity which the Corporation, directly or indirectly, controls, or is under common control with. The Corporation shall be deemed to “control” any such entity if the Corporation possesses, directly or indirectly, the power to direct or cause the direction of the management of such entity, whether through the ownership of voting securities, by contract or otherwise;

“Award Agreement” means, individually or collectively, the Option Agreement, DSU Agreement, PSU Agreement, RSU Agreement, SAR Agreement, and/or the Employment Agreement or Consulting Agreement pursuant to which an Award is granted, as the context requires;

“Awards” means Options, DSUs, PSUs, RSUs and/or SARs granted to a Participant pursuant to the terms of the Plan;

“Black-Out Period” means the period of time when, pursuant to any policies or determinations of the Corporation, securities of the Corporation may not be traded by Insiders or other specified Persons;

“Board” means the board of directors of the Corporation as constituted from time to time;

“Broker” has the meaning ascribed thereto in Section 3.7(2);

“Business Day” means a day other than a Saturday, Sunday or statutory holiday, when banks are generally open for business in both New York, New York and Toronto, Ontario for the transaction of banking business;

“Cash Equivalent” means:

(a)	in the case of Share Units, the amount of money equal to the Market Value multiplied by the number of vested Share Units (including for certainty any Dividend Share Units) then recorded in the Participant’s Account, net of any applicable taxes in accordance with Section 9.4 upon settlement; and

(b)	in the case of DSUs, the amount of money equal to the Market Value multiplied by the whole number of DSUs (including for certainty any Dividend Share Units) then recorded in the Participant’s Account which the Participant redeems pursuant to the DSU Redemption Notice, net of any applicable taxes in accordance with Section 9.4 upon settlement;

“Change of Control” means, unless the Board determines otherwise, the happening, in a single transaction or in a series of related transactions, of any of the following events:

(a)	any Person, or any Persons acting jointly or in concert (as such term is defined in National Instrument 62-104 – Take-Over Bids and Issuer Bids), is or becomes the beneficial owner, directly or indirectly of, securities of the Corporation representing more than 50% of the combined voting power of the Corporation’s then outstanding securities entitled to vote in the election of the directors of the Corporation;

(b)	the Corporation shall have disposed of all or substantially all of its assets, such that shareholder approval was required to be obtained or should have been required under the Business Corporations Act (Ontario); or

(c)	pursuant to a single election or appointment or a series of elections or appointments over any period from and after the Effective Date: (i) those individuals who at the Effective Date constituted the Board, together with; (ii) any new or additional director or directors whose nomination for election by the Corporation’s shareholders, or whose appointment to the Board by the Board, has been approved by at least 75% of the votes cast by all of the directors then still in office, who either were directors at the Effective Date or whose appointment or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board;

provided, however, that to the extent needed for an Award to be compliant with Section 409A of the Code, the event must also constitute a change in ownership or effective control of the Corporation or a change in the ownership of a substantial portion of the assets of the Corporation within the meaning of Section 409A;

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time and the Treasury Regulations promulgated thereunder;

“Compensation Committee” means the Compensation Committee of the Board, which shall be comprised of individuals who shall satisfy the independence or other requirements of the Exchange and, to the extent necessary in order to permit officers and directors of the Company to be exempt from the provisions of Section 16(b) of the Securities Exchange Act of 1934, as amended (the “1934 Act”) with respect to transactions related to Awards under the Plan, be comprised entirely of “Non-Employee Directors” within the meaning of Rule 16b-3 promulgated by the Securities and Exchange Commission under the 1934 Act;

“Consultant” means any Person, other than an employee, officer or director, acting as a consultant or advisor who provides services to the Corporation or any Affiliate, so long as:

(a)	such Person renders bona fide services that are not in connection with the offer and sale of the Corporation’s or any Affiliate’s securities in a capital-raising transaction;

(b)	such Person provides the services under a written contract between the Corporation or an Affiliate and the Person;

(c)	in the reasonable opinion of the Corporation, such Person spends or will spend a significant amount of time and attention on the affairs and business of the Corporation or an Affiliate;

(d)	such Person does not directly or indirectly promote or maintain a market for the Corporation’s securities; and

(e)	the identity of such Person would not preclude the Corporation from offering or selling securities to such Person pursuant to the Plan in reliance on either the exemption from registration provided by Rule 701 under the Securities Act of 1933 or, if the Corporation is required to file reports pursuant to Section 13 or 15(d) of the Exchange Act, registration on a Form S-8 Registration Statement under the Securities Act of 1933;

“Consulting Agreement” means, with respect to any Participant, any written consulting agreement between the Corporation or a Subsidiary and such Participant;

“Corporation” means Borealis Foods Inc., a corporation amalgamated under the Business Corporations Act (Ontario);

“Dividend Share Units” has the meaning ascribed thereto in Section 7.2;

“DSU” means a deferred share unit, which is a bookkeeping entry equivalent in value to a Share credited to a Participant’s Account in accordance with Article 5;

“DSU Agreement” means a written agreement between the Corporation and a Participant evidencing the grant of DSUs and the terms and conditions thereof, substantially in the form as the Compensation Committee may approve from time to time;

“DSU Redemption Notice” has the meaning ascribed thereto in Section 5.3(1);

“DSU Termination Event” means the time at which a Participant ceases to hold all positions with the Corporation or a Related Entity as a result of the Participant’s death or retirement or resignation from, or loss of, an office or employment for purposes of paragraph 6801(d) of the regulations under the Tax Act, which, if the Participant is an employee and the Participant’s employment is governed by the employment standards legislation of a Canadian province or territory, and the Participant’s employment is terminated by the Corporation or a Related Entity, the Participant’s loss of employment will be deemed to coincide with, as applicable, the end of the notice of termination period that is minimally required to be provided by such employment standards legislation, and shall not be extended by any greater common law, civil law or contractual notice period;

“Effective Date” has the meaning ascribed thereto in Section 9.11;

“Eligible Participants” has the meaning ascribed thereto in Section 2.3(1);

“Employment Agreement” means, with respect to any Participant, any written employment agreement between the Corporation or a Subsidiary and such Participant;

“Exchange” shall mean the NASDAQ Stock Market or, if the Shares are not listed on NASDAQ Stock Market, such other stock exchange on which the Shares are listed, or if the Shares are not listed on any stock exchange, then on the over-the-counter market;

“Exercise Notice” means a notice in writing signed by a Participant and stating the Participant’s intention to exercise or settle a particular Award, if applicable;

“Exercise Price” has the meaning ascribed thereto in Section 3.3;

“Expiry Date” has the meaning ascribed thereto in Section 3.4;

“Grant Date” has the meaning ascribed thereto in Section 3.4;

“Incentive Stock Option” means an Option that is designated by the Compensation Committee as an incentive stock option as described in Section 422 of the Code and otherwise meets the requirements set forth in the Plan;

“Insider” means an insider as defined in the Securities Act (Ontario);

“ISO Entity” has the meaning ascribed thereto in Section 2.3(1);

“Market Value” means, with respect to any particular date, the most recent preceding closing price of a Share on the Exchange, provided that, if the Shares are not then listed and posted for trading on any Exchange, then Market Value shall mean the fair market value of a Share as determined by the Compensation Committee using any other appropriate method selected by the Compensation Committee, acting reasonably and in good faith based on the reasonable application of a reasonable valuation method not inconsistent with Section 409A of the Code and the Tax Act;

“Nonqualified Stock Option” means an Option that is not designated by the Compensation Committee as an Incentive Stock Option;

“Option” means an option granted by the Corporation to a Participant entitling such Participant to acquire a designated number of Shares from treasury at the Exercise Price, subject to the provisions hereof;

“Option Agreement” means a written agreement between the Corporation and a Participant evidencing the grant of Options and the terms and conditions thereof, substantially in the form as the Compensation Committee may approve from time to time;

“Participant” means an Eligible Participant that is granted an Award under the Plan;

“Participant’s Account” means an account maintained to reflect each Participant’s participation in DSUs and/or Share Units under the Plan;

“Performance Criteria” means performance criteria established by the Compensation Committee pursuant to Section 2.6 that may be used to determine the vesting of the Awards, when applicable;

“Performance Period” has the meaning ascribed thereto in Section 6.3;

“Person” means an individual, corporation, company, cooperative, partnership, limited partnership, limited liability partnership, joint venture, venture capital fund, limited liability company, unlimited liability company, trust, trustee, executor, administrator, legal personal representative, estate, unincorporated association or organization, entity with juridical personality or governmental authority or body, or other entity, whether or not having legal status however designated or constituted, and pronouns which refer to a Person shall have a similarly extended meaning;

“Plan” means this Borealis Foods Inc. Equity Incentive Plan, as amended and restated from time to time;

“PSU” means a performance share unit awarded to a Participant to receive a payment in the form of cash or Shares as provided in Article 6 and subject to the terms and conditions of the Plan;

“PSU Agreement” means a written agreement between the Corporation and a Participant evidencing the grant of PSUs and the terms and conditions thereof, substantially in the form as the Compensation Committee may approve from time to time;

“Related Entity” means a corporation related to the Corporation within the meaning of the Tax Act;

“RSU” means a restricted share unit awarded to a Participant to receive a payment in the form of cash or Shares as provided in Article 6 and subject to the terms and conditions of the Plan;

“RSU Agreement” means a written agreement between the Corporation and a Participant evidencing the grant of RSUs and the terms and conditions thereof, substantially in the form as the Compensation Committee may approve from time to time;

“SAR” means a stock appreciation right awarded to a Participant to be settled in cash or Shares as provided in Article 4 and subject to the terms and conditions of the Plan;

“SAR Agreement” means a written agreement between the Corporation and a Participant evidencing the grant of SARs and the terms and conditions thereof, substantially in the form as the Compensation Committee may approve from time to time;

“Share Compensation Arrangement” means a stock option, stock option plan, employee stock purchase plan, long-term incentive plan or any other compensation or incentive mechanism involving the issuance or potential issuance of Shares to one or more directors, officers, employees or Consultants of the Corporation or a Subsidiary. For greater certainty, a “Share Compensation Arrangement” does not include a security based compensation arrangement used as an inducement to Person(s) not previously employed by and not previously an Insider of the Corporation who become(s) an officer of the Corporation;

“Share Limit” has the meaning ascribed thereto in Section 2.4(1);

“Share Unit” means a RSU or PSU, as the context requires;

“Shareholders” means holders of Shares;

“Shares” means the common shares in the capital of the Corporation;

“Subsidiary” means a corporation, limited liability company, partnership or other body corporate that is controlled, directly or indirectly, by the Corporation;

“Surrender” has the meaning ascribed thereto in Section 3.7(3);

“Surrender Notice” has the meaning ascribed thereto in Section 3.7(3);

“Tax Act” means the Income Tax Act (Canada) and its regulations thereunder, as amended from time to time;

“Termination Date” means, unless otherwise defined in the applicable Award Agreement:

(a)	with respect to a Participant who is an employee or officer of the Corporation or a Subsidiary, such Participant’s last day of active employment, which, except as provided below or otherwise expressly required by applicable employment standards legislation, does not include any period of statutory, common law, civil law or contractual notice or any period of deemed employment or salary continuance; and

(b)	with respect to a Participant who is a Consultant or non-employee director, the date such Consultant or non-employee director ceases to provide services to the Corporation or a Subsidiary.

For purposes hereof, if the Participant’s employment is governed by the employment standards legislation of a Canadian province or territory, and the Participant’s employment is terminated by the Corporation or a Subsidiary with whom the Participant is employed, the Participant’s last day of active employment will be deemed to coincide with, as applicable, the end of the notice of termination period that is minimally required to be provided by such employment standards legislation, and shall not be extended by any greater common law, civil law or contractual notice period.

For greater certainty, a Participant’s absence from active work during a period of vacation, temporary illness, authorized leave of absence, maternity or parental leave or leave on account of disability shall not be considered to result in a Termination Date;

“transfer” includes any sale, exchange, assignment, gift, bequest, disposition, mortgage, lien, charge, pledge, encumbrance, grant of security interest or any arrangement by which possession, legal title or beneficial ownership passes from one Person to another, or to the same Person in a different capacity, whether or not voluntary and whether or not for value, and any agreement to effect any of the foregoing and “transferred”, “transferring” and similar variations have corresponding meanings; and

“U.S. Participant” means any Participant who is a United States citizen or United States resident alien as defined for purposes of Section 7701(b)(1)(A) of the Code or for whom an Award is otherwise subject to taxation under the Code.

Article 2
PURPOSE AND ADMINISTRATION OF THE PLAN; GRANTING OF AWARDS

2.1	Purpose of the Plan

The purpose of the Plan is to: (i) attract and retain employees, officers, Consultants and non-employee directors capable of assuring the future success of the Corporation; (ii) offer such Persons incentives to put forth maximum efforts; (iii) compensate such Persons through various share-based arrangements and provide them with opportunities for share ownership, thereby aligning the interests of such Persons and Shareholders and advancing the interests of the Corporation.

2.2	Implementation and Administration of the Plan

(1)	The Compensation Committee shall implement, administer and interpret the Plan.

(2)	Subject to the terms and conditions set forth in the Plan and the rules of the Exchange and applicable laws, the Compensation Committee, shall have the sole and absolute discretion to: (i) designate Participants; (ii) determine the type, size, and terms, and conditions of Awards to be granted; (iii) determine the method by which an Award may be settled, exercised, canceled, forfeited, or suspended; (iv) determine the circumstances under which the delivery of cash, property, or other amounts payable with respect to an Award may be deferred either automatically or at the Participant’s or the Compensation Committee’s election; (v) interpret and administer, reconcile any inconsistency in, correct any defect in, and supply any omission in the Plan and any Award granted under, the Plan; (vi) establish, amend, suspend, or waive any rules and regulations and appoint such agents as the Compensation Committee shall deem appropriate for the proper administration of the Plan; (vii) accelerate the vesting, delivery, or exercisability of, or payment for or lapse of restrictions on, or waive any condition in respect of, Awards; and (viii) make any other determination and take any other action that the Compensation Committee deems necessary or desirable for the administration of the Plan, to preserve the tax treatment of the Awards, preserve the economic equivalent value of the Awards or to comply with any applicable law.

(3)	No member of the Board or the Compensation Committee and no officer or employee acting for and on behalf of the Board or the Compensation Committee will be liable for any action or determination taken or made in good faith in the administration, interpretation, construction or application of the Plan, any Award Agreement or other document or any Awards granted pursuant to the Plan.

(4)	The day-to-day administration of the Plan may be delegated to such officers and employees of the Corporation as the Compensation Committee determines, including without limitation to grant Awards under the Plan (other than to Insiders).

(5)	Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions regarding the Plan or any Award or any documents evidencing any Award granted pursuant to the Plan shall be within the sole discretion of the Compensation Committee, may be made at any time, and shall be final, conclusive, and binding upon all Persons, including, without limitation, the Corporation, any Subsidiary, the Board, any Participant, any holder or beneficiary of any Award, and any Shareholder.

2.3	Eligible Participants

(1)	The Persons who shall be eligible to receive Nonqualified Stock Options, SARs, RSUs, DSUs and PSUs shall be the directors, officers, employees or Consultants of or to the Corporation or a Subsidiary, providing ongoing services to the Corporation and/or its Subsidiaries (collectively, “Eligible Participants”). Incentive Stock Options shall be granted only to Eligible Participants who are employees of the Corporation or any of the Corporation’s present or future “subsidiary” or “parent” of the Corporation as defined under Code Section 424(e) or (f) of the Code, or other affiliates the employees of which are eligible to receive Incentive Stock Options under the Code (each an “ISO Entity”).

(2)	Participation in the Plan shall be entirely voluntary and may be declined.

(3)	Notwithstanding any express or implied term of the Plan to the contrary, the granting of an Award pursuant to the Plan shall in no way be construed as a guarantee of employment or appointment by the Corporation or a Subsidiary.

2.4	Shares Subject to the Plan

(1)	Subject to adjustment pursuant to provisions of Article 8, the total number of Shares issuable pursuant to Awards granted under the Plan shall not exceed 1,125,869 (the “Share Limit”), the precise number to be determined following completion of the de-SPAC merger. Subject to applicable law, the requirements of the Exchange and any shareholder or other approval which may be required, the Compensation Committee may in its discretion amend the Plan to increase such limit without notice to any Participants.

(2)	Notwithstanding anything in this Section 2.4(1) to the contrary but subject to adjustment as provided in Article 8, the maximum aggregate number of Shares that may be delivered under the Plan as a result of the exercise of the Incentive Stock Options shall be 1,125,869 Shares. In no event shall any Incentive Stock Options be granted under the Plan after the tenth anniversary of the date on which the Board adopts the Plan.

(3)	For greater certainty, any issuance from treasury by the Corporation either: (i) under any other proposed or established Share Compensation Arrangement; or (ii) that is or was issued in reliance upon an exemption under applicable stock exchange rules applicable to security based compensation arrangements used as an inducement to Person(s) not previously employed by and not previously an Insider of the Corporation who become(s) an officer of the Corporation, shall not be included in determining the Share Limit.

(4)	Shares in respect of which an Award is granted under the Plan (or any other Share Compensation Arrangement) but not exercised prior to the termination of such Award, not vested or settled prior to the termination of such Award due to the expiration, termination, cancellation or lapse of such Award, or settled in cash in lieu of settlement in Shares, shall, in each case, be available for Awards to be granted thereafter pursuant to the provisions of the Plan; provided, however, that in the case of an Incentive Stock Option, the forgoing shall be subject to any limitations under the Code. All Shares issued from treasury pursuant to the exercise or the vesting of Awards granted under the Plan shall be so issued as fully paid and non-assessable Shares.

2.5	Participation Limits

(1)	The number of Shares subject to Awards granted to any one Participant shall be determined by the Compensation Committee, but no one Participant shall be granted Awards which exceed, in aggregate, the maximum number permitted by the Exchange, if applicable.

(2)	Subject to adjustment pursuant to provisions of Article 8 hereof, the aggregate number of Shares issued to Insiders under the Plan or any other proposed or established Share Compensation Arrangement within any one-year period shall not exceed ten percent (10%) of the total issued and outstanding Shares subject to the Plan from time to time. Any Awards granted pursuant to a Share Compensation Arrangement or the Plan, prior to the Participant becoming an Insider, shall be excluded for the purposes of the limits set out in this Section 2.5(2).

(3)	Notwithstanding anything in Section 2.4 to the contrary, but subject to adjustment as provided in Article 8, in any fiscal year of the Corporation during any part of which the Plan is in effect, no Participant who is a non-employee director may be granted any Awards that have a “fair value” as of the date of grant, as determined in accordance with FASB ASC Topic 718 (or any other applicable accounting guidance), that exceeds $300,000 in the aggregate.

2.6	Performance Criteria

The Performance Criteria may consist of, but are not limited to, the following, (determined for the Corporation, on a consolidated basis, and/or for Related Entities, or for business or geographical units of the Corporation and/or a Related Entity): (i) earnings per share; (ii) revenues or margins; (iii) cash flow (including operating cash flow, free cash flow, discounted return on investment, and cash flow in excess of cost of capital); (iv) operating margin; (v) return on net assets, investment, capital, or equity; (vi) economic value added; (vii) direct contribution; (viii) net income; pretax earnings; earnings before all or some of the following items: interest, taxes, depreciation, amortization, stock-based compensation, ASC 718 expense, or any extraordinary or special items; earnings after interest expense and before extraordinary or special items; operating income or income from operations; income before interest income or expense, unusual items and income taxes, local, state or federal and excluding budgeted and actual bonuses which might be paid under any ongoing bonus plans of the Corporation; (ix) working capital; (x) management of fixed costs or variable costs; (xi) identification or consummation of investment opportunities or completion of specified projects in accordance with corporate business plans, including strategic mergers, acquisitions or divestitures; (xii) total stockholder return; (xiii) debt reduction; (xiv) market share; (xv) entry into new markets, either geographically or by business unit; (xvi) customer retention and satisfaction; (xvii) strategic plan development and implementation, including turnaround plans; and/or (xviii) the Fair Market Value of a Share. Any of the foregoing criteria may but need not be determined on an absolute or relative basis or as compared to the performance of a published or special index deemed applicable by the Compensation Committee including, but not limited to, the Standard & Poor’s 500 Stock Index, the Nasdaq Composite Index, the Russell 2000 Index, or another group of companies that are comparable to the Corporation.

Article 3
OPTIONS

3.1	Nature of Options

An Option is a right granted by the Corporation to a Participant entitling such Participant to acquire a designated number of Shares from treasury at the Exercise Price, subject to the provisions hereof. Eligible Participants may be eligible to receive Nonqualified Stock Options and/or Incentive Stock Options as outlined in this Article 3. All Options granted under the Plan shall be Nonqualified Stock Options unless the applicable Award Agreement expressly states that the Option is intended to be an Incentive Stock Option.

3.2	Option Awards

(1)	The Compensation Committee shall, from time to time, in its sole discretion: (i) designate the Eligible Participants who may receive Options under the Plan; (ii) determine the number of Options, if any, to be granted to each Eligible Participant, the number of Shares under each such Option, and the date or dates on which such Options shall be granted; (iii) determine the price per Share to be payable upon the exercise of each such Option (the “Exercise Price”); (iv) determine the relevant vesting provisions (including Performance Criteria, if applicable); and (v) determine the Expiry Date, in each case subject to the terms and conditions prescribed in the Plan, in any Award Agreement and any applicable rules of the Exchange. Other than pursuant to adjustments set forth in Article 8, the Compensation Committee shall not be permitted to (a) lower the Exercise Price per Share of an Option after it is granted, (b) cancel an Option when the Exercise Price per Share exceeds the Market Value of the underlying Shares in exchange for cash or another Award, (c) cancel an outstanding Option in exchange for an Option with an Exercise Price that is less than the Exercise Price of the original Options or (d) take any other action with respect to an Option that may be treated as a repricing pursuant to the applicable rules of the Exchange, without approval of the Corporation’s Shareholders.

(2)	All Options granted herein shall vest in accordance with the terms of the Award Agreement entered into in respect of such Options.

3.3	Exercise Price

The Exercise Price for Shares that are the subject of any Option shall be fixed by the Compensation Committee when such Option is granted, but shall not be less than the Market Value of such Shares at the time of the grant. Notwithstanding the foregoing, in the case of an Incentive Stock Option granted to an employee who, at the time of the grant of such Option, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Corporation, the Exercise Price per share shall be no less than one hundred ten percent (110%) of the Market Value on the Grant Date.

3.4	Expiry Date; Blackout Period

Subject to Section 8.1(1), each Option must be exercised no later than ten (10) years after the date the Option is granted (the “Grant Date”) or such shorter period as set out in the Participant’s Award Agreement, at which time such Option will expire (the “Expiry Date”). Notwithstanding any other provision of the Plan, each Option that would expire during or within ten (10) Business Days immediately following a Black-Out Period shall expire on the date that is ten (10) Business Days immediately following the expiration of the Black-Out Period. Where an Option will expire on a date that falls immediately after a Black-Out Period, and for greater certainty, not later than ten (10) Business Days after the Black-Out Period, then the date such Option will expire will be automatically extended by such number of days equal to ten (10) Business Days less the number of Business Days after the Black-Out Period that the Option expires. Notwithstanding the foregoing, in no event shall the Expiry Date exceed five (5) years from the Grant Date in the case of an Incentive Stock Option granted to an employee who on the Grant Date owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Corporation or an ISO Entity.

3.5	Option Agreement

Each Option must be confirmed by an Award Agreement. The Award Agreement shall contain such terms that the Corporation deems necessary and appropriate and to comply with applicable law.

3.6	Exercise of Options

(1)	Subject to the provisions of the Plan, a Participant shall be entitled to exercise an Option granted to such Participant, subject to vesting limitations which may be imposed by the Compensation Committee at the time such Option is granted and set out in the Award Agreement.

(2)	Prior to its expiration or earlier termination in accordance with the Plan, each Option shall be exercisable as to all or such number of the optioned Shares and at such time or times and/or pursuant to the achievement of such Performance Criteria and/or other vesting conditions as the Compensation Committee may determine in its sole discretion.

(3)	No fractional Shares will be issued upon the exercise of Options granted under the Plan and, accordingly, if a Participant would become entitled to a fractional Share upon the exercise of an Option, or from an adjustment pursuant to Section 8.1, such Participant will only have the right to acquire the next lowest whole number of Shares.

3.7	Method of Exercise and Payment of Purchase Price

(1)	Subject to the provisions of the Plan and the alternative exercise procedures set out herein, an Option granted under the Plan may be exercisable (from time to time as provided in Section 3.6) by the Participant (or by the liquidator, executor or administrator, as the case may be, of the estate of the Participant) by delivering an Exercise Notice substantially in the form to be attached as a schedule to the Award Agreement to the Corporation in the form and manner determined by the Compensation Committee from time to time, together with a bank draft, certified cheque or other form of payment acceptable to the Corporation in an amount equal to the aggregate Exercise Price of the Shares to be purchased pursuant to the exercise of the Options and any applicable withholding tax.

(2)	Pursuant to the Exercise Notice and subject to the approval of the Compensation Committee and subject to applicable law, a Participant may choose to undertake a “cashless exercise” with the assistance of a broker (the “Broker”) in order to facilitate the exercise of such Participant’s Options. The “cashless exercise” procedure may include a sale of such number of Shares as is necessary to raise an amount equal to the aggregate Exercise Price for all Options being exercised by that Participant under an Exercise Notice and any applicable withholding tax. Pursuant to the Exercise Notice, the Participant may authorize the Broker to sell Shares on the open market by means of a short sale and forward the proceeds of such short sale to the Corporation to satisfy the Exercise Price and any applicable withholding tax, promptly following which the Corporation shall issue the Shares underlying the number of Options as provided for in the Exercise Notice.

(3)	In addition, to the extent specifically provided in an Option Agreement and subject to applicable law, in lieu of exercising any vested Option in the manner described in this Section 3.7(1) or Section 3.7(2), and pursuant to the terms of this Section 3.7(3), a Participant may, by surrendering an Option (“Surrender”) with a properly endorsed notice of Surrender to the Corporate Secretary of the Corporation, substantially in the form to be attached as a schedule to the Award Agreement (a “Surrender Notice”), elect to receive that number of Shares calculated using the following formula, subject to acceptance of such Surrender Notice by the Compensation Committee and provided that arrangements satisfactory to the Corporation have been made to pay any applicable withholding taxes:

X = (Y * (A-B)) / A

Where:

X	=	the number of Shares to be issued to the Participant upon exercising such Options; provided that if the foregoing calculation results in a negative number, then no Shares shall be issued

Y	=	the number of Shares underlying the Options to be Surrendered

A	=	the Market Value of the Shares as at the date of the Surrender

B	=	the Exercise Price of such Options

(4)	No share certificates shall be issued and no Person shall be registered in the share register of the Corporation as the holder of Shares until actual receipt by the Corporation of an Exercise Notice, payment for the Shares to be purchased and satisfaction of any withholding tax requirements.

(5)	Subject to Section 3.7(4), upon the exercise of an Option pursuant to Section 3.7(1) or Section 3.7(2), or a Surrender pursuant to Section 3.7(3), the Corporation shall, as soon as practicable after such exercise or Surrender, cause the transfer agent and registrar of the Shares to deliver to the Participant (or as the Participant may otherwise direct) such number of Shares as the Participant shall have then paid for and as are specified in such Exercise Notice or to which the Participant is then entitled in connection with the Surrender.

(6)	In the case of an Incentive Stock Option, the available method(s) of exercise shall be specified in the Award Agreement at the time of grant.

3.8	Termination of Employment or Service

(1)	Subject to the provisions of the Plan, a Participant’s Options shall be subject to the terms and conditions of the Participant’s Award Agreement, as the case may be, in respect of such Participant’s ceasing to be an Eligible Participant.

(2)	For the avoidance of doubt, subject to applicable laws, no period of notice, if any, or payment instead of notice that is given or that ought to have been given under applicable law, whether by statute, contract, imposed by a court or otherwise, in respect of such termination of employment that follows or is in respect of a period after the Participant’s Termination Date will be considered as extending the Participant’s period of employment for the purposes of determining his or her entitlement under the Plan.

(3)	The Participant shall have no entitlement to damages or other compensation arising from or related to not receiving any awards that would have settled or vested or accrued to the Participant, or from the loss of the opportunity to exercise Options which the Participant would have been entitled to exercise during any period of notice of termination of employment under common law, contract or otherwise that is or should have been provided, if the Termination Date had not occurred.

3.9	Incentive Stock Options

(1)	No Option shall be treated as an Incentive Stock Option unless the Plan has been approved by the Shareholders in a manner intended to comply with the shareholder approval requirements of Section 422(b)(1) of the Code; provided, however, that any Option intended to be an Incentive Stock Option shall not fail to be effective solely on account of a failure to obtain such approval, but rather such Option shall be treated as a Nonqualified Stock Option unless and until such approval is obtained. In the case of an Incentive Stock Option, the terms and conditions of such grant shall be subject to and comply with such rules as may be prescribed by Section 422 of the Code. If for any reason an Option intended to be an Incentive Stock Option (or any portion thereof) shall not qualify as an Incentive Stock Option, then, to the extent of such nonqualification, such Option or portion thereof shall be regarded as a Nonqualified Stock Option appropriately granted under the Plan.

(2)	No Incentive Stock Option may be granted more than ten (10) years from the date the Plan is adopted, or the date the Plan is approved by the Shareholders, whichever is earlier.

(3)	To the extent to the extent that the aggregate Market Value of the Shares subject to a Participant’s Incentive Stock Options (and other incentive stock options granted by the Corporation or any “subsidiary” or “parent” of the Corporation as defined under Code Section 424(e)), which become exercisable for the first time during any calendar year exceeds $100,000, such excess Options or other options shall be treated as Nonqualified Stock Option. For purposes of this paragraph, Incentive Stock Options shall be taken into account in the order in which they were granted, and the Market Value of the Shares shall be determined as of the time of grant

(4)	Each Participant awarded an Incentive Stock Option under the Plan shall as a condition of participation hereunder notify the Corporation in writing immediately after the date he or she makes a disqualifying disposition of any Shares acquired pursuant to the exercise of such Incentive Stock Option. A disqualifying disposition is any disposition (including, without limitation, any sale) of such Shares before the later of: (i) two (2) years after the Grant Date of the Incentive Stock Option; or (ii) one (1) year after the date of exercise of the Incentive Stock Option. The Corporation may, if determined by the Compensation Committee and in accordance with procedures established by the Compensation Committee, retain possession, as agent for the applicable Participant, of any Shares acquired pursuant to the exercise of an Incentive Stock Option until the end of the period described in the preceding sentence, subject to complying with any instructions from such Participant as to the sale of such Shares.

(5)	To the extent that a Participant has received Incentive Stock Options and that any of the more general language in this Article 3 conflicts with the language in this Section 3.9, the language of Section 3.9 shall be controlling.

Article 4
STOCK APPRECIATION RIGHTS

4.1	Nature of SARs

A SAR is a stock appreciation right granted to a Participant representing the right to receive, subject to restrictions and conditions as the Compensation Committee may determine at the time of grant, a cash payment or Shares in lieu of cash having an aggregate value equal to the product of: (i) the excess of (a) the Market Value on the exercise date of one Share over (b) the base price per Share specified in the Award Agreement, multiplied by (ii) the number of Shares specified by the SAR, or the portion thereof, that is exercised. The base price per Share specified in the Award Agreement shall not be less than the Market Value on the date of grant. Other than pursuant to adjustments set forth in Article 8, the Compensation Committee shall not be permitted to (a) lower the base price per Share of a SAR after it is granted, (b) cancel a SAR when the base price per Share exceeds the Market Value of the underlying Shares in exchange for cash or another Award, (c) cancel an outstanding SAR in exchange for a SAR with base price per Share that is less than the base price per Share of the original SARs or (d) take any other action with respect to a SAR that may be treated as a repricing pursuant to the applicable rules of the Exchange, without approval of the Corporation’s Shareholders.

4.2	SAR Awards

Each SAR must be confirmed by an Award Agreement that sets forth the terms, conditions and limitations for each SAR and may include, without limitation, whether the SAR is settled in cash or Shares, the vesting, expiry and base price per Share of the SAR and the provisions applicable if employment or service terminates, and shall contain such terms that may be considered necessary in order that the SAR will comply with any provisions respecting SARs in the income tax or other laws in force in any country or jurisdiction of which the Participant may from time to time be a resident or citizen or in which the Participant may perform services for the Corporation or a Subsidiary or the rules of any regulatory body having jurisdiction over the Corporation. If, upon the exercise of a SAR, a Participant is to receive a portion of such payment in Shares, the number of Shares shall be determined by dividing such portion by the Market Value on the exercise date. No fractional Shares will be issued upon the exercise of a SAR granted under the Plan and, accordingly, if a Participant would become entitled to a fractional Share upon the exercise of a SAR, or from an adjustment pursuant to Section 8.1, such Participant will only have the right to acquire the next lowest whole number of Shares and will receive a cash payment in lieu of such fractional Shares.

4.3	Exercise of SARs

SARs shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Compensation Committee as set out in the Participant’s Award Agreement; provided, however, that SARs granted under the Plan may not have a term in excess of ten (10) years’ duration unless required otherwise by applicable law.

Article 5
DEFERRED SHARE UNITS

5.1	Nature of DSUs

A DSU is a unit granted to a Participant representing the right to receive a Share or the Cash Equivalent, subject to restrictions and conditions as the Compensation Committee may determine at the time of grant and the rules of the Exchange. Conditions may be based on continuing service of the Participant and/or achievement of Performance Criteria. Notwithstanding any other provision of the Plan, a DSU may not be granted to a Participant who is a U.S. Participant.

5.2	DSUs

(1)	Subject to the provisions herein set forth and any shareholder or regulatory approval which may be required, the Compensation Committee shall, from time to time, in its sole discretion: (i) designate the Eligible Participants who may receive DSUs under the Plan; (ii) fix the number of DSUs, if any, to be granted to each Eligible Participant and the date or dates on which such DSUs shall be granted; and (iii) determine the relevant conditions and vesting provisions (including, any applicable Performance Periods and Performance Criteria), in each case subject to the terms and conditions prescribed in the Plan and in any Award Agreement, as applicable.

(2)	Each DSU must be confirmed by an Award Agreement that sets forth the terms, conditions and limitations for each DSU and may include, without limitation, the vesting and terms of the DSUs and the provisions applicable if employment or service terminates, and shall contain such terms that may be considered necessary in order that the DSU will comply with any provisions respecting DSUs in the income tax or other laws in force in any country or jurisdiction of which the Participant may from time to time be a resident or citizen or in which the Participant may perform services for the Corporation or a Subsidiary or the rules of any regulatory body having jurisdiction over the Corporation.

(3)	Any DSUs that are awarded to a Participant who is a resident of Canada or employed in Canada (each for purposes of the Tax Act) shall be structured so as to be considered to be an agreement described in section 7 of the Tax Act or to meet requirements of paragraph 6801(d) of the Income Tax Regulations adopted under the Tax Act (or any successor to such provisions).

(4)	Subject to vesting and other conditions and provisions set forth herein and in the Award Agreement, the Compensation Committee shall determine whether each DSU awarded to a Participant shall entitle the Participant: (i) to receive one Share issued from treasury; (ii) to receive the Cash Equivalent of one Share; or (iii) to elect to receive either one Share from treasury, the Cash Equivalent of one Share or a combination of cash and Shares.

5.3	Redemption of DSUs

(1)	Subject to Section 5.3(2), each Participant that has been awarded DSUs shall be entitled to redeem his or her DSUs during the period commencing on the Business Day immediately following a DSU Termination Event and ending on the date that is not later than December 15 of the year following the year that includes such DSU Termination Event, or a shorter such redemption period set out in the relevant Award Agreement, by providing a written notice of redemption to the Corporation setting out the number of DSUs to be settled and the particulars regarding the registration of the Shares issuable upon settlement, if applicable (the “DSU Redemption Notice”). In the event of the death of a Participant, the DSU Redemption Notice shall be filed by the administrator or liquidator of the estate of the Participant.

(2)	If a DSU Redemption Notice is not received by the Corporation on or before the 90th day following a DSU Termination Event, the Participant shall be deemed to have delivered a DSU Redemption Notice on the 90th day following such DSU Termination Event, such deemed notice to be effective on December 15 of the then current year, and the Compensation Committee shall determine the number of DSUs to be settled by way of Shares, the Cash Equivalent or a combination of Shares and the Cash Equivalent and delivered to the Participant, administrator or liquidator of the estate of the Participant, as applicable.

(3)	Subject to Section 9.4 and the Award Agreement, settlement of DSUs shall take place promptly following the Corporation’s receipt or deemed receipt of the DSU Redemption Notice through:

(a)	in the case of settlement DSUs for their Cash Equivalent, delivery of bank draft, certified cheque, electronic funds transfer or other form of payment to the Participant representing the Cash Equivalent;

(b)	in the case of settlement of DSUs for Shares, delivery of a Share to the Participant; or

(c)	in the case of settlement of DSUs for a combination of Shares and the Cash Equivalent, a combination of (a) and (b) above.

Article 6
SHARE UNITS

6.1	Nature of Share Units

A Share Unit is an award that is either a PSU or a RSU entitling the recipient to acquire Shares, at such purchase price as determined by the Compensation Committee, subject to such restrictions and conditions as the Compensation Committee may determine at the time of grant and the rules of the Exchange. Conditions may be based on continuing employment (or other service relationship) and/or achievement of pre-established performance goals and objectives.

6.2	Share Unit Awards

(1)	Subject to the provisions herein set forth and any shareholder or regulatory approval which may be required, the Compensation Committee shall, from time to time, in its sole discretion: (i) designate the Eligible Participants who may receive RSUs and/or PSUs under the Plan; (ii) fix the number of RSUs and/or PSUs, if any, to be granted to each Eligible Participant and the date or dates on which such RSUs and/or PSUs shall be granted; and (iii) determine the relevant conditions and vesting provisions (including, in the case of PSUs, the applicable Performance Period and Performance Criteria, if any) of such RSUs and/or PSUs, in each case subject to the terms and conditions prescribed in the Plan and in any Award Agreement.

(2)	Each RSU must be confirmed by an Award Agreement that sets forth the terms, conditions and limitations for each RSU and may include, without limitation, the vesting and terms of the RSUs and the provisions applicable if employment or service terminates, and shall contain such terms that may be considered necessary in order that the RSUs will comply with any provisions respecting RSUs in the income tax or other laws in force in any country or jurisdiction of which the Participant may from time to time be a resident or citizen or in which the Participant may perform services for the Corporation or a Subsidiary or the rules of any regulatory body having jurisdiction over the Corporation.

(3)	Each PSU must be confirmed by an Award Agreement that sets forth the terms, conditions and limitations for each PSU and may include, without limitation, the applicable Performance Period and Performance Criteria, vesting and terms of the PSUs and the provisions applicable if employment or service terminates, and shall contain such terms that may be considered necessary in order that the PSUs will comply with any provisions respecting PSUs in the income tax or other laws in force in any country or jurisdiction of which the Participant may from time to time be a resident or citizen or in which the Participant may perform services for the Corporation or a Subsidiary or the rules of any regulatory body having jurisdiction over the Corporation.

(4)	Any Share Units that are awarded to an Eligible Participant who is a resident of Canada or employed in Canada (each for purposes of the Tax Act) shall be structured so as to be considered to be an agreement described in Section 7 of the Tax Act or in such other manner to ensure that such award is not a “salary deferral arrangement” as defined in the Tax Act (or any successor to such provisions).

(5)	Subject to the vesting and other conditions and provisions set forth herein and in the Award Agreement, the Compensation Committee shall determine whether each Share Unit awarded to a Participant shall entitle the Participant: (i) to receive one Share issued from treasury; (ii) to receive the Cash Equivalent of one Share; or (iii) to elect to receive either one Share from treasury, the Cash Equivalent of one Share or a combination of cash and Shares.

6.3	Performance Criteria and Performance Period Applicable to PSU Awards

(1)	For each award of PSUs, the Compensation Committee shall establish the period in which any Performance Criteria and other vesting conditions must be met in order for a Participant to be entitled to receive Shares in exchange for all or a portion of the PSUs held by such Participant (the “Performance Period”).

(2)	For each award of PSUs, the Compensation Committee shall establish any Performance Criteria and other vesting conditions in order for a Participant to be entitled to receive Shares in exchange for his or her PSUs.

Article 7
GENERAL CONDITIONS

7.1	General Conditions applicable to Awards

Each Award, as applicable, shall be subject to the following conditions:

(1)	Employment or Service – The granting of an Award to a Participant shall not impose upon the Corporation or a Subsidiary any obligation to retain the Participant in its employ or consultancy in any capacity. For greater certainty, the granting of Awards to a Participant shall not impose any obligation on the Corporation to grant any awards in the future nor shall it entitle the Participant to receive future grants.

(2)	Rights as a Shareholder – Neither the Participant nor such Participant’s legal representatives shall have any rights whatsoever as Shareholder in respect of any Shares covered by such Participant’s Awards until the date of issuance of Shares to such Participant (or to the liquidator, executor or administrator, as the case may be, of the estate of the Participant). Without in any way limiting the generality of the foregoing, no adjustment shall be made for dividends or other rights for which the record date is prior to the date such share certificate is issued or entry of such Person’s name on the share register for the Shares.

(3)	Other Forfeitures – Notwithstanding any other provision of the Plan or any Award Agreement, to the extent not prohibited by applicable law, all unvested Awards held by a Participant shall be forfeited and shall be of no further value whatsoever if such Participant fails to comply with the terms of any confidentiality, non-competition, non-disclosure, non-disparagement or non-solicitation restriction relating to the Corporation or its Affiliates, as the case may be, contained in any agreement entered into between such Participant and the Corporation and/or any Affiliate (including, without limitation, any Award Agreement), whether or not such restriction is deemed enforceable or unenforceable.

(4)	Conformity to Plan – If an Award is granted or an Award Agreement is executed which does not conform in all particulars with the provisions of the Plan or applicable law, or purports to grant Awards on terms different from those set out in the Plan, the Award or the grant of such Award shall not be in any way void or invalidated, but the Award so granted will be adjusted to become, in all respects, in conformity with the Plan and applicable law.

(5)	Non-Transferability – Except as set forth herein or as authorized by the Compensation Committee, Awards are not transferable and may be exercised only by:

(a)	the Participant to whom the Awards were granted;

(b)	upon the Participant’s death, by the legal representative of the Participant’s estate; or

(c)	upon the Participant’s incapacity, the legal representative having authority to deal with the property of the Participant;

provided that any such legal representative shall first deliver evidence satisfactory to the Corporation of entitlement to exercise any Award. A Person exercising an Award may subscribe for Shares only in the Person’s own name or in the Person’s capacity as a legal representative. Under no circumstances may Incentive Stock Option awards be transferred by a Participant, other than by will or the laws of descent and distribution.

7.2	Dividend Share Units

When dividends (other than stock dividends) are paid on Shares, Participants holding DSUs, RSUs and/or PSUs may, subject to the terms and conditions set out in a Participant’s Award Agreement, receive additional DSUs, RSUs and/or PSUs, as applicable (“Dividend Share Units”) as of the dividend payment date. The number of Dividend Share Units to be granted to the Participant, if any shall be determined by multiplying the aggregate number of DSUs, RSUs and/or PSUs, as applicable, held by the Participant on the relevant record date by the amount of the dividend paid by the Corporation on each Share, and dividing the result by the Market Value on the dividend payment date, which Dividend Share Units shall be in the form of DSUs, RSUs and/or PSUs, as applicable. Dividend Share Units granted to a Participant in accordance with this Section 7.2 shall be subject to the same vesting conditions applicable to the related DSUs, RSUs and/or PSUs in accordance with the respective Award Agreement. All Dividend Share Units shall settle in the same form as the related DSUs, RSUs and/or PSUs. If and to the extent that the Dividend Share Units are settled in Shares, such Dividend Share Units shall be counted towards the Share Limit.

7.3	Unfunded Plan

Unless otherwise determined by the Compensation Committee, the Plan shall be unfunded. To the extent any Participant or his or her estate holds any rights by virtue of a grant of Awards under the Plan, such rights (unless otherwise determined by the Compensation Committee) shall be no greater than the rights of an unsecured creditor of the Corporation.

Article 8
ADJUSTMENTS AND AMENDMENTS

8.1	Adjustment to Shares Subject to Outstanding Awards

(1)	In the event of any stock dividend, stock split, combination or exchange of Shares, merger, consolidation, spin-off or other distribution (other than normal cash dividends) of the Corporation’s assets to Shareholders or any other change affecting the Shares, the Compensation Committee will make such proportionate adjustments, if any, as the Compensation Committee, in its discretion, subject to applicable law and Exchange approval, may deem appropriate to reflect such change (for the purpose of preserving the value of the Awards at the time of the change affecting the Shares), with respect to: (i) the number or kind of Shares or other securities reserved for issuance pursuant to the Plan; and (ii) the number or kind of Shares or other securities subject to unexercised Awards previously granted and the exercise price, if any, of those Awards provided, however, that no substitution or adjustment will obligate the Corporation to issue or sell fractional Shares. The existence of any Awards does not affect in any way the right or power of the Corporation or an Affiliate or any of their respective shareholders to make, authorize or determine any adjustment, recapitalization, reorganization or any other change in the capital structure or the business of, or any amalgamation, merger or consolidation involving, to create or issue any bonds, debentures, shares or other securities of, or to determine the rights and conditions attaching thereto, to effect the dissolution or liquidation of or any sale or transfer of all or any part of the assets or the business of, or to effect any other corporate act or proceeding relating to, whether of a similar character or otherwise, the Corporation or such Affiliate, whether or not any such action would have an adverse effect on the Plan or any Award granted hereunder. Awards issued in connection with the assumption of, or in substitution for, outstanding options intended to qualify as “incentive stock options” within the meaning of Section 422 of the Code shall be counted against the aggregate number of shares of Shares available for Awards of Incentive Stock Options under the Plan. Any adjustment in Incentive Stock Options under this Article 7 (other than any cancellation of Incentive Stock Options) shall be made only to the extent not constituting a “modification” within the meaning of Section 424(h)(3) of the Code. All adjustments under this Article 8 shall be made in good-faith compliance with paragraph 7(1.4)(c) of the Tax Act, as applicable.

8.2	Amendment or Discontinuance of the Plan

(1)	The Board may, in its sole discretion, suspend or terminate the Plan at any time or from time to time and/or amend or revise the terms of the Plan or of any Award granted under the Plan and any agreement relating thereto, provided that such suspension, termination, amendment, or revision shall:

(a)	not adversely alter or impair any Award previously granted except as permitted by the terms of the Plan or upon the consent of the applicable Participant(s); and

(b)	be in compliance with applicable law, applicable Exchange policies and with the prior approval, if required, of the Shareholders.

(2)	If the Plan is terminated, the provisions of the Plan and any administrative guidelines and other rules and regulations adopted by the Board and in force on the date of termination will continue in effect as long as any Award or any rights awarded or granted under the Plan remain outstanding and, notwithstanding the termination of the Plan, the Board will have the ability to make such amendments to the Plan or the Awards as they would have been entitled to make if the Plan were still in effect.

(3)	The Compensation Committee may from time to time, in its discretion and without the approval of Shareholders, to the extent permitted by applicable law make changes to the Plan or any Award without the approval of Participants or Shareholders under Section 8.2(1) which may include but are not limited to:

(a)	a change to the vesting provisions of any Award granted under the Plan;

(b)	a change to the provisions governing the effect of termination of a Participant’s employment, contract or office;

(c)	a change to accelerate the date on which any Award may be exercised under the Plan;

(d)	an amendment of the Plan or an Award as necessary to comply with applicable law, Exchange requirements or any other regulatory body having authority over the Corporation, the Plan, the Participants or the Shareholders;

(e)	any amendment of a “housekeeping” nature, including without limitation those made to clarify the meaning of an existing provision of the Plan or any agreement governing Awards, correct or supplement any provision of the Plan that is inconsistent with any other provision of the Plan or any agreement governing Awards, correct any grammatical or typographical errors or amend the definitions in the Plan regarding administration of the Plan; or

(f)	any amendment regarding the administration of the Plan.

(4)	Notwithstanding the foregoing or any other provision of the Plan, shareholder approval is required for the following amendments to the Plan:

(a)	any increase in the maximum number of Shares that may be issuable under the Plan pursuant to Awards, other than an adjustment pursuant to Section 8.1;

(b)	any increase in the maximum number of Shares that may be issuable upon exercise of Incentive Stock Options under the Plan, other than an adjustment pursuant to Section 8.1;

(c)	any reduction in the Exercise Price or base price per Share of an Award, except in the case of an adjustment pursuant to Section 8.1;

(d)	any extension of the Expiry Date of an Award benefitting an Insider, except in case of an extension due to a Black-Out Period;

(e)	any extension of the Expiry Date of an Award where the Exercise Price or base price per Share is lower than the Market Value;

(f)	any amendment to remove or to exceed the Insider participation limit set out in Section 2.5(1); and

(g)	any amendment to Section 8.2(3) or Section 8.2(4) of the Plan, as amended by the Addendum for U.S. Participants.

8.3	Change of Control

(1)	Despite any other provision of the Plan, in the event of a Change of Control, all Awards then outstanding may, as determined by the Compensation Committee, be assumed, substituted by or replaced with awards of the surviving corporation (or any Affiliate thereof) or the potential successor (or any Affiliate thereto) (the “continuing entity”) on the same terms and conditions as the original Awards, subject to appropriate adjustments that do not materially diminish the value of the original Awards and consistent with applicable requirements of the Code.

(2)	No fractional Shares or other security will be issued upon the exercise of any Award and accordingly, if as a result of a Change of Control, a Participant would become entitled to a fractional Share or other security, such Participant will have the right to acquire only the next lowest whole number of Shares or other security and no payment or other adjustment will be made with respect to the fractional interest so disregarded.

(3)	In the event of a Change of Control, the vesting terms of Awards shall be subject to the Participant’s Award Agreement. Notwithstanding the foregoing, despite anything else to the contrary in the Plan, in the event of a potential Change of Control the Compensation Committee will have the power, in its sole discretion, and on such terms as it may determine: (i) to modify the terms of the Plan and/or the Awards to assist the Participants in tendering to a take-over bid or other transaction leading to a Change of Control; (ii) to accelerate the vesting of an Award to the extent that such Award is not being assumed or substituted in the potential Change of Control; and/or (iii) to permit Participants to conditionally exercise or surrender their Awards, such conditional exercise or surrender to be conditional upon the take-up by such offeror of the Shares or other securities tendered to such take-over bid in accordance with the terms of the take-over bid or the effectiveness of such other transaction leading to a Change of Control.

(4)	If the Compensation Committee has, pursuant to the provisions of Section 8.3(3) permitted the conditional exercise of Awards in connection with a potential Change of Control, then the Compensation Committee will have the power, in its sole discretion, to terminate, immediately following actual completion of such Change of Control and on such terms as it sees fit, any Awards not exercised (including all vested and unvested Awards).

(5)	Alternatively, in the event of a Change of Control, the Compensation Committee may provide for either: (i) termination of the Award, whether or not vested, in exchange for an amount of cash and/or other property, if any, equal to the amount that would have been attained upon the exercise of the vested portion of the Award or realization of the Participant’s vested rights (and, for the avoidance of doubt, if, as of the date of the occurrence of the Change of Control the Compensation Committee determines in good faith that no amount would have been attained upon the exercise of the Award or realization of the Participant’s rights, then the Award may be terminated by Corporation without any payment); or (ii) the replacement of the Award with other rights or property selected by the Compensation Committee, in its sole discretion.

(6)	The Compensation Committee may treat Awards differently in connection with the Change of Control and need not treat all Awards or Participants in a uniform manner.

Article 9
MISCELLANEOUS

9.1	Currency

Unless otherwise specifically provided, all references to dollars in the Plan are references to U.S. dollars.

9.2	Compliance and Award Restrictions

(1)	The Corporation’s obligation to issue and deliver Shares under any Award is subject to: (i) the completion of such registration or other qualification of such Shares or obtaining approval of such regulatory authority as the Corporation shall determine to be necessary or advisable in connection with the authorization, issuance or sale thereof; (ii) the admission of such Shares to listing on the Exchange; and (iii) the receipt from the Participant of such representations, agreements and undertakings as to future dealings in such Shares as the Corporation determines to be necessary or advisable in order to safeguard against the violation of applicable securities laws. The Corporation shall take all commercially reasonable steps to obtain such approvals, registrations and qualifications as may be necessary for the issuance of such Shares in compliance with applicable securities laws and for the listing of such Shares on the Exchange.

(2)	Each Participant agrees to fully cooperate with the Corporation in doing all such things, including executing and delivering all such agreements, undertakings or other documents or furnishing all such information as is reasonably necessary to facilitate compliance by the Corporation with such laws, rule and requirements, including all withholding tax and remittance obligations. All Shares issued pursuant to the Plan may be issued subject to such restrictions as may be appropriate for compliance with applicable securities laws, rules and regulations, and any certificates representing such Shares may contain such legends as may be appropriate for such compliance.

(3)	No Awards will be granted where such grant is restricted pursuant to the terms of any trading policies or other restrictions imposed by the Corporation.

(4)	The Corporation is not obliged by any provision of the Plan or the grant of any Award under the Plan to issue or sell Shares if, in the opinion of the Compensation Committee, such action would constitute a violation by the Corporation or a Participant of any applicable law or Exchange requirements.

(5)	If Shares cannot be issued to a Participant upon the exercise or settlement of an Award due to applicable law or Exchange requirements, the obligation of the Corporation to issue such Shares will terminate and, if applicable, any funds paid to the Corporation in connection with the exercise of any Options will be returned to the applicable Participant as soon as practicable.

(6)	At the time a Participant ceases to hold Awards which are or may become exercisable, or be settled as provided herein, the Participant ceases to be a Participant.

(7)	Nothing contained herein will prevent the Corporation from adopting other or additional compensation arrangements for the benefit of any Participant or any other Person, subject to any required regulatory, shareholder or other approval.

9.3	Use of an Administrative Agent and Trustee

The Compensation Committee may in its sole discretion appoint from time to time one or more entities to act as administrative agent to administer the Awards granted under the Plan and to act as trustee to hold and administer the assets that may be held in respect of Awards granted under the Plan, in each case in accordance with the terms and conditions determined by the Compensation Committee in its sole discretion. The Corporation and any administrative agent will maintain records showing the number of Awards granted to each Participant under the Plan.

9.4	Withholding Tax

(1)	It is the responsibility of the Participant to complete and file any tax returns which may be required under Canadian, U.S. or other applicable jurisdiction’s tax laws within the periods specified in those laws as a result of the Participant’s participation in the Plan. Notwithstanding any other provision of the Plan, all distributions, delivery of Shares or payments to a Participant (or to the liquidator, executor or administrator, as the case may be, of the estate of the Participant) under the Plan shall be made net of applicable taxes and other source deductions. If the event giving rise to the withholding obligation involves an issuance or delivery of Shares, then with the Compensation Committee’s approval and subject to applicable law, the withholding obligation may be satisfied by: (i) having the Participant elect to have the appropriate number of such Shares sold by the Corporation, the Corporation’s transfer agent and registrar or any agent, broker or trustee appointed by the Corporation, in each case, on behalf of and as agent for the Participant as soon as permissible and practicable, with the proceeds of such sale being delivered to the Corporation, which will in turn remit such amounts to the appropriate governmental authorities; or (ii) any other mechanism as may be required or appropriate to conform with local tax and other rules. Notwithstanding any other provision of the Plan, the Corporation shall not be required to issue any Shares or make payments under the Plan until arrangements satisfactory to the Corporation have been made for payment of all applicable withholding obligations.

(2)	The sale of Shares by the Corporation, or by a Broker, under Section 9.4(1) or under any other provision of the Plan will be made on the Exchange or any other recognized exchange on which the Shares are traded. The Participant consents to such sale and grants to the Corporation an irrevocable power of attorney to effect the sale of such Shares on his behalf and acknowledges and agrees that: (i) the number of Shares sold will be, at a minimum, sufficient to fund the withholding obligations net of all selling costs, which costs are the responsibility of the Participant and which the Participant hereby authorizes to be deducted from the proceeds of such sale; (ii) in effecting the sale of any such Shares, the Corporation or the Broker will exercise its sole judgment as to the timing and the manner of sale and will not be obligated to seek or obtain a minimum price; and (iii) neither the Corporation nor the Broker will be liable for any loss arising out of such sale of the Shares including any loss relating to the pricing, manner or timing of the sales or any delay in transferring any Shares to a Participant or otherwise.

(3)	The Participant further acknowledges that the sale price of the Shares will fluctuate with the market price of the Shares and no assurance can be given that any particular price will be received upon any sale. The Corporation makes no representation or warranty as to the future market value of the Shares or with respect to any income tax matters affecting the Participant resulting from the grant or exercise of an Awards and/or transactions in the Shares. Neither the Corporation, nor any of its directors, officers, employees, shareholders or agents will be liable for anything done or omitted to be done by such Person or any other Person with respect to the price, time, quantity or other conditions and circumstances of the issuance of Shares under the Plan, with respect to any fluctuations in the market price of Shares or in any other manner related to the Plan.

(4)	Notwithstanding the first paragraph of this Section 9.4, the applicable withholding tax may be waived where the Participant directs in writing that a payment be made directly to the Participant’s registered retirement savings plan in circumstances to which regulation 100(3) of the regulations of the Tax Act apply.

9.5	Reorganization of the Corporation

The existence of any Awards shall not affect in any way the right or power of the Corporation or the Shareholders to make or authorize any adjustment, recapitalization, reorganization or other change in the Corporation’s capital structure or its business, or any amalgamation, combination, merger or consolidation involving the Corporation or to create or issue any bonds, debentures, shares or other securities of the Corporation or the rights and conditions attaching thereto or to affect the dissolution or liquidation of the Corporation or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar nature or otherwise.

9.6	Governing Laws

The Plan and all matters to which reference is made herein shall be governed by and interpreted in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

9.7	Successors and Assigns

The Plan shall be binding on all successors and assigns of the Corporation and a Participant, including without limitation, the personal legal representatives of a Participant, or any receiver or trustee in bankruptcy or representative of the Corporation’s or Participant’s creditors.

9.8	Severability

The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision and any invalid or unenforceable provision shall be severed from the Plan.

9.9	No liability

No member of the Compensation Committee, Board or officer of the Corporation shall be liable for any action or determination taken or made in good faith in the administration, interpretation, construction or application of the Plan or any Award granted hereunder.

9.10	Clawback of Benefits

(1)	The Corporation may (A) cause the cancellation of any Award, (B) require reimbursement of any Award by a Participant or beneficiary, and (C) effect any other right of recoupment of equity or other compensation provided under this Plan or otherwise in accordance with any of the Corporation’s policies that currently exist or that may from time to time be adopted or modified in the future by the Corporation and/or applicable law (each, a “Clawback Policy”). In addition, a Participant may be required to repay to the Corporation certain previously paid compensation, whether provided under this Plan or an Award Agreement or otherwise, in accordance with any Clawback Policy. By accepting an Award, a Participant is also agreeing to be bound by any existing or future Clawback Policy adopted by the Corporation, or any amendments that may from time to time be made to the Clawback Policy in the future by the Corporation in its discretion (including, without limitation, any Clawback Policy adopted or amended to comply with applicable laws or stock exchange requirements) and is further agreeing that all of the Participant’s Award Agreements may be unilaterally amended by the Corporation, without the Participant’s consent, to the extent that the Corporation in its discretion determines to be necessary or appropriate to comply with any Clawback Policy.

(2)	If the Participant, without the consent of the Corporation, while employed by or providing services to the Corporation or any Related Entity or after termination of such employment or service, fails to comply with the terms of any confidentiality, non-competition, non-disclosure, non-disparagement or non-solicitation restriction relating to the Corporation or its Affiliates, as the case may be, contained in any agreement entered into between such Participant and the Corporation and/or any Affiliate (including, without limitation, any Award Agreement), whether or not such restriction is deemed enforceable or unenforceable or otherwise engages in activity that is in conflict with or adverse to the interest of the Corporation or any Related Entity, as determined by the Board in its sole discretion, then (i) any outstanding, vested or unvested, earned or unearned portion of the Award may, at the Board’s discretion, be canceled and (ii) the Board, in its discretion, may require the Participant or other person to whom any payment has been made or Shares or other property have been transferred in connection with the Award to forfeit and pay over to the Corporation, on demand, all or any portion of the gain (whether or not taxable) realized upon the exercise of any Option or SAR and the value realized (whether or not taxable) on the vesting or payment of any other Award during the time period specified in the Award Agreement or otherwise specified by the Board.

9.11	Effective Date of the Plan

The Plan was approved by the Board for and on behalf of the Board and shall take effect on [●], 2023 (the “Effective Date”).

ADDENDUM FOR U.S. PARTICIPANTS
Borealis Foods Inc.
EQUITY INCENTIVE PLAN

The provisions of this Addendum apply to Awards held by a U.S. Participant. All capitalized terms used in this Addendum but not defined in Section 1 below have the meanings attributed to them in the Plan. The Section references set forth below match the Section references in the Plan. This Addendum shall have no other effect on any other terms and provisions of the Plan except as set forth below.

1.	Definitions

“Separation from Service” means, with respect to a U.S. Participant, any event that may qualify as a separation from service under Treasury Regulation Section 1.409A-1(h). A U.S. Participant shall be deemed to have separated from service if he or she dies, retires, or otherwise has a termination of employment as defined under Treasury Regulation Section 1.409A-1(h). To the extent a U.S. Participant’s employment is governed by the employment standards legislation of a Canadian province or territory, any termination of employment of such U.S. Participant by the Corporation or Affiliate with whom the U.S. Participant is employed will be deemed to coincide with, as applicable, the end of the notice of termination period that is minimally required to be provided by such employment standards legislation, and shall not be extended by any common law, civil law or contractual notice period.

“Specified Employee” has the meaning set forth in Treasury Regulation Section 1.409A-1(i).

“Termination Date” has the meaning in Section 1.1 of the Plan, provided that if the Termination Date triggers payment of any Award which is or would be “deferred compensation” under Code Section 409A, the Termination Date shall be the date of the Separation from Service.

2.	Section 3.4 is deleted in its entirety and replaced with the following:

“Subject to Section 8.1(1), each Option must be exercised no later than ten (10) years after the date the Option is granted or such shorter period as set out in the Participant’s Option Agreement, at which time such Option will expire (the “Expiry Date”). Notwithstanding any other provision of the Plan and provided that any such extension be structured in a manner that is expected to comply with Code Section 409A (to the extent applicable), each Option that would expire during or within ten (10) Business Days immediately following a Black-Out Period shall expire on the date that is ten (10) Business Days immediately following the expiration of the Black-Out Period; provided, that in all circumstances, each Incentive Stock Option must be exercised no later than ten (10) years after the date the Option is granted. Notwithstanding the foregoing, in no event shall the Expiry Date exceed five (5) years from the Grant Date in the case of an Incentive Stock Option granted to an employee who on the Grant Date owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Corporation or an ISO Entity.”

3.	Section 5.2 is amended by adding the following new (5):

With respect to any DSUs awarded to a U.S. Participant, the Compensation Committee shall structure the DSU so as to comply with, or be exempt from, Code Section 409A.

4.	Section 6.2 is amended by adding the following new (5):

With respect to any Share Units awarded to a U.S. Participant, the Compensation Commitee shall structure the Share Units so as to comply with, or be exempt from, Code Section 409A.

5.	A new Section 6.4 is added as follows:

Notwithstanding the foregoing provisions of Article 6, if the U.S. Participant vests in his or her Share Units pursuant to the Plan in connection with his or her Separation from Service, within 30 days following such U.S. Participant’s Separation from Service and subject to Section 9.4, the Corporation shall: (i) issue from treasury the number of Shares that is equal to the number of vested Share Units held by the U.S. Participant as at the U.S. Participant’s Separation from Service (rounded down to the nearest whole number), as fully paid and non-assessable Shares; (ii) deliver to the U.S. Participant an amount in cash (net of the applicable withholding tax) equal to the number of vested Share Units held by the U.S. Participant as at the U.S. Participant’s Separation from Service multiplied by the Market Value as at such date; or (iii) a combination of (i) and (ii). Upon settlement of such Share Units, the corresponding number of Share Units shall be cancelled and the U.S. Participant shall have no further rights, title or interest with respect thereto.

6.	Section 8.2(4) is amended by deleting clause (d) thereof in its entirety and replacing it with the following:

(d)	any extension of the Expiry Date of an Award benefitting a U.S. Participant, except in case of an extension due to a Black-Out Period; provided that any such extension be structured in a manner that is expected to comply with Code Section 409A (to the extent applicable);

7.	No Acceleration

With respect to any Award held by a U.S. Participant that is subject to Code Section 409A, the acceleration of the time or schedule of any payment except as provided under the Plan (including this addendum) is prohibited, except as provided in or permitted by regulations and administrative guidance promulgated under Code Section 409A.

8.	Code Section 409A

Any Award granted under the Plan to a U.S. Participant that the Compensation Committee reasonably determines to constitute a “nonqualified deferred compensation plan” under Code Section 409A (a “Section 409A Award”) shall be construed in a manner consistent with the applicable requirements of Code Section 409A. If any Award constitutes, or but for any of the following requirements would constitute a Section 409A Award, then the Award shall be subject to the following additional requirements, if and to the extent required to comply with (or be exempt from) Section 409A of the Code:

(a)	payments under the Section 409A Award may be made only upon (i) the Participant’s Separation From Service, (ii) the date the Participant becomes “disabled” (as defined in Code Section 409A), (iii) the Participant’s death, (iv) a “specified time (or pursuant to a fixed schedule)” specified in the Award Agreement at the date of the deferral of such compensation, (v) a Change in Control, or (vi) the occurrence of an “unforeseeble emergency” (as defined in Code Section 409A); and

(b)	if, on the date of the U.S. Participant’s Separation from Service, the Shares (or shares of any other corporation that is required to be aggregated with the Corporation in accordance with the requirements of Code Section 409A) are publicly traded on an established securities market or otherwise and the U.S. Participant is a Specified Employee, then the benefits payable to the Participant under the Plan that are payable due to the U.S. Participant’s Separation from Service shall not be made before the date which is six months after the date of the U.S. Participant’s Separation from Service. The postponed amount shall be paid to the U.S. Participant in a lump sum within 30 days after the date that is six months after the U.S. Participant’s Separation from Service. If the U.S. Participant dies during such six month period and prior to the payment of the postponed amounts hereunder, the amounts delayed on account of Code Section 409A shall be paid to the U.S. Participant’s estate within 60 days following the U.S. Participant’s death.

If any provision of the Plan or an Award Agreement contravenes Code Section 409A or could cause the U.S. Participant to incur any tax, interest or penalties under Code Section 409A, the Compensation Committee may, in its sole discretion and without the U.S. Participant’s consent, modify such provision to: (i) comply with, or avoid being subject to, Code Section 409A, or to avoid incurring taxes, interest and penalties under Code Section 409A; and/or (ii) maintain, to the maximum extent practicable, the original intent and economic benefit to the U.S. Participant of the applicable provision without materially increasing the cost to the Corporation or contravening Code Section 409A. However, the Corporation shall have no obligation to modify the Plan or any Award and does not guarantee that any Award will not be subject to taxes, interest and penalties under Code Section 409A. U.S. Participants are solely responsible for any taxes, interest and/or penalties they may incur under Code Section 409A and notwithstanding any other provisions of the Plan neither the Corporation or any Subsidiary, nor any of their respective officers, employees or agents shall have any obligation to U.S. Participants for such taxes, interest or penalties.